Exhibit 10.32

Execution Version

Support and Restrictive Covenant Agreement

Support and Restrictive Covenant Agreement (this “Agreement”), dated as of April 27, 2023 (the “Effective Date”), by and among Siebert Financial Corp., a New York corporation (the “Company”), Kakaopay Corporation, a company established under the Laws of Korea (“Purchaser”), and Gloria Gebbia (“Gebbia”) (each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in that certain Second Tranche Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Purchaser and the Company shall enter into (i) a First Tranche Stock Purchase Agreement (the “First Tranche Agreement”), pursuant to which, among other things, Purchaser shall purchase Eight Million, Seventy-Five Thousand, Six Hundred Seven (8,075,607) shares of Common Stock (the “First Tranche Shares”) representing 19.9% of the outstanding equity securities of the Company on a fully diluted basis (taking into account the issuance of the First Tranche Shares), on the terms and subject to the conditions set forth therein (the “First Tranche”), and (ii) a separate Second Tranche Stock Purchase Agreement (the “Second Tranche Agreement” and, together with the First Tranche Agreement, the “Tranches Agreements”), pursuant to which Purchaser shall purchase shares of Common Stock (the “Second Tranche Shares”), such that following the Closing, Purchaser shall own 51% of the outstanding equity securities of the Company on a Fully-Diluted Basis (as defined in the Second Tranche Agreement)(taking into account the issuance of the First Tranche Shares and the Second Tranche Shares), on the terms and subject to the conditions set forth therein (the “Second Tranche” and, together with the First Tranche and the other transactions contemplated in the Tranches Agreement, the “Transactions”); and the Company shall enter into an agreement prior to the closing of the Second Tranche Agreement to sell the Company’s equity interests in RISE Financial Services, LLC (“RISE”) to Gebbia family members and other current or new RISE shareholders, subject to a valuation, resulting in the Company’s remaining equity interests in RISE being reduced to ten percent (10%) of the outstanding equity interests in RISE (the “RISE Transaction”). In the event of a Closing under the Second Tranche Agreement, the Company shall be granted the right to participate in future financing rounds of RISE at the then-current valuation to maintain 10% ownership (a preemptive right);

WHEREAS, as of the Effective Date, Gebbia owns Ten Million, Six Hundred Sixty Thousand, Four Hundred Ninety-Four (10,660,494) shares of Common Stock (all such shares and any shares of Common Stock of which ownership is hereafter acquired by Gebbia prior to the termination of this Agreement being referred to herein as the “Gebbia Stock”);

WHEREAS, Gebbia, together with the Persons listed in Schedule I hereof (together with Gebbia, the “Gebbias”), control in excess of 50% of the voting securities of the Company and have appointed certain directors to the Board; and

WHEREAS, this Agreement is being executed as an inducement to Purchaser and the Company to enter into the Tranches Agreements and to consummate the Transactions.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Agreement to Vote. With respect to the Gebbia Stock, Gebbia shall vote, and shall cause to be voted as applicable at any meeting of the Company’s stockholders, and in any action that is subject to written consent of the Company’s stockholders (which written consent shall be delivered promptly, and in any event within two (2) Business Days, following request by the Company), all of the Gebbia Stock held by Gebbia at such time (a) in favor of the approval and adoption of the Tranches Agreements and approval of the Transactions and (b) against (i) any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Tranches Agreements or the other agreements entered into in connection with the Transactions or that could reasonably be expected to result in the failure of the Transactions from being consummated, (ii) other than the Transactions, any business combination, arrangement, amalgamation, merger, consolidation, reorganization, recapitalization, liquidation, dissolution, winding-up, material asset sale or similar transaction involving the Company, or any issuance of securities by the Company, or any resolution to approve, ratify or adopt any of the foregoing, and (iii) any resolution, transaction or other action that is inconsistent with, or could reasonably be likely to impede, interfere with, delay, postpone or adversely affect in any way the Transactions or any of the other matters and transactions contemplated by the Tranches Agreements, and, in each case, cause the Gebbia Stock to be counted as present at any meeting of the Company’s stockholders in respect of any of the matters described in clauses (a) and (b) above, as applicable, for quorum purposes. Gebbia acknowledges receipt and review of a copy of each of the Tranches Agreements.

2. Transfer of Shares. From the Effective Date until the earlier of the Closing or the termination of the Second Tranche Agreement in accordance with its terms (such period, the “Restricted Period”), Gebbia shall not, directly or indirectly, (a) sell, assign, transfer (except as may be specifically required by court order or by operation of law), lien, pledge, dispose of or otherwise encumber any of the Gebbia Stock or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Tranches Agreements or among the Gebbias, (b) deposit any Gebbia Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Gebbia Stock; provided, that, the foregoing shall not prohibit the transfer of the Gebbia Stock by Gebbia to an Affiliate of Gebbia, but only if such Affiliate executes this Agreement or a joinder agreeing to become a party to this Agreement prior to such transfer. For the purposes of this Agreement, “Affiliate” has the meaning set forth in the Second Tranche Agreement; provided that the term “control” when used in the definition of Affiliate in the Second Tranche Agreement means, for purposes of this Agreement, the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

3. No Solicitation of Alternative Proposal.

(a) During the Restricted Period, subject to the terms of Section 4.2 of each of the Tranches Agreements, Gebbia shall not, and shall cause its Affiliates not to, directly or indirectly: (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, any Alternative Proposal; (ii) engage in discussions or negotiations with (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Alternative Proposal), furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to any Person that has made any Alternative Proposal; (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company; (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Proposal or any proposal or offer that could reasonably be expected to lead to an Alternative Proposal, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.

(b) During the Restricted Period, subject to the terms of Section 4.2 of each of the Tranches Agreements, Gebbia shall, and shall cause its Affiliates to immediately cease any existing solicitations, discussions or negotiations with any Person conducted with respect to any Alternative Proposal. Gebbia shall promptly inform its Affiliates of Gebbia’s obligations under this Section 3.

(c) Gebbia shall notify Purchaser as promptly as possible (but in no event later than forty-eight (48) hours) after receipt of (i) any Alternative Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to, or result in, an Alternative Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries, or any request for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third-party, that would reasonably be expected to lead to, or result in, an Alternative Proposal, which notice shall be in writing and shall include the identity of such Person or Persons, the material terms and conditions of such Alternative Proposal, inquiry, offer, proposal or request, as applicable, and, if available, a copy of such Alternative Proposal, inquiry, offer, proposal or request. Gebbia shall keep Purchaser reasonably informed on a current and prompt basis of the status and material details of any such Alternative Proposal, inquiry, offer, proposal or request, including the material terms and conditions thereof and any material amendments or proposed amendments.

4. Non-Solicitation.

(a) During the three (3) year-period following the consummation of the First Tranche (the “Non-Solicitation Period”), in further consideration of the amounts to be paid pursuant to the Tranches Agreements, Gebbia shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of Purchaser (which consent may be withheld for any reason), (i) hire or solicit for employment any employee of the Company or its Subsidiaries, (ii) induce or encourage any such employee to no longer be employed by the Company or its Subsidiaries, (iii) solicit any customer of the Company or its Subsidiaries, or (iv) intentionally interfere with the business relationships between the Company or its Subsidiaries and any of its customers or suppliers; provided, however, that nothing in this Section 4 shall prohibit Gebbia, or any of Gebbia’s Affiliates, from (w) soliciting any customers of the Company or its Subsidiaries on behalf of MUSE Group, Inc., Endurance Management LLC or related to real estate ventures (each of the foregoing, “Permitted Ventures”), (x) engaging in general solicitations to the public or general advertising not targeted at employees of the Company or its Subsidiaries, (y) soliciting or hiring any employee whose employment has been terminated by the Company or its Subsidiaries following the Effective Date or (z) soliciting or hiring any employee whose employment with the Company has been terminated by the employee following the Effective Date (but only after at least one hundred and eighty (180) days have passed since the date of termination of such employment).

(b) The restrictions set forth in this Section 4 shall apply only to customers or suppliers of the Company with which Gebbia had material contact during the last twenty-four (24) months of Gebbia’s involvement with the Company. For purposes of this Agreement, “material contact” means contact between Gebbia and each customer or supplier (A) with whom or which Gebbia dealt on behalf of the Company; (B) whose dealings with the Company were coordinated or supervised by Gebbia; (C) about whom Gebbia obtained confidential information in the ordinary course of business as a result of Gebbia’s employment or involvement with the Company; or (D) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Gebbia within twenty-four (24) months prior to the date of Gebbia’s termination of employment.

5. Non-Competition.

(a) During the three (3) year-period following the Closing (such period, the “Non-Competition Period”), in further consideration of the amounts to be paid directly to the Company pursuant to the Tranches Agreements and indirectly benefiting Gebbia through, among other things, her ownership of the Gebbia Stock, Gebbia shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with others, engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, equityholder, director, member, manager, investor, lender, employee, agent, independent contractor, consultant or otherwise) any other Person that engages in the same industry of the Company or its Subsidiaries or otherwise competes against any of Purchaser, the Company or any of their respective Affiliates anywhere in the world; provided, that nothing herein shall prohibit Gebbia or any of Gebbia’s Affiliates from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of a publicly-traded corporation so long as none of such Persons has any active participation in the business of such corporation; and further provided that nothing herein shall prohibit Gebbia or any of Gebbia’s Affiliates from owning and operating the Permitted Ventures and the business of RISE, subject to the following requirements with respect to RISE:

(i) Prior to the closing of the RISE Transaction, RISE shall not expand its current level of business activity, and, following the closing of the RISE Transaction, the Company and its Subsidiaries shall have no responsibility to RISE for capital, guarantees or loans, and sharing of human resource and office space will be mutually agreed upon among the Company, RISE and Purchaser;

(ii) RISE shall operate as an independent introducing broker and not as a clearing broker,

(iii) RISE shall introduce, execute and clear all of its client orders through Muriel Siebert & Co., Inc. (“MSCO”), as long as MSCO can support the business of RISE for the Non-Competition Period;

(iv) RISE shall have the focus of becoming a women and minority owned and operated company, targeting only such strategic investors to achieve the mission;

(v) Any Contract or agreement between RISE and the Company or any of its Subsidiaries shall require prior approval by Purchaser; and

(vi) RISE shall not solicit any current customers of the Company and its Subsidiaries, provided that RISE may accept such customers of the Company that choose to voluntarily open accounts at RISE without RISE having breached this Section 5(a)(vi).

(b) If, at the time of enforcement of the covenants contained in this Section 5 (“Non-Compete Covenant”), any court located in New York or other courts of competent jurisdiction (collectively, the “Courts”) holds that the duration, scope or territory stated herein are unreasonable under circumstances then existing or is otherwise unenforceable, the Parties hereby waive any and all rights to claim that the Non-Compete Covenant, in whole or in part, is null, void and of no effect, and agree that the maximum duration, scope or area as determined by the Courts and/or as permitted by applicable Law shall be applied in the construction, interpretation, and/or enforcement of the Non-Compete Covenant. Gebbia has consulted with legal counsel regarding the Non-Compete Covenant and has determined and hereby acknowledges that the Non-Compete Covenant is reasonable in terms of duration, scope and area restrictions and is necessary to protect the goodwill of the Company’s businesses and the substantial investment made by Purchaser under the Tranches Agreements.

(c) Gebbia acknowledges that she has carefully read, given careful consideration to, and is in full accord as to the necessity of the restraints imposed by this Section 5 for the reasonable and proper protection of the business strategies, employee and customer relationships and goodwill of the business of the Company Group and the shares of Common Stock being acquired by Purchaser. Gebbia acknowledges and agrees that the Non-Compete Covenant substantially covers the activities that comprise the market in which the business of the Company Group is currently conducted. Gebbia further acknowledges that its agreement to comply with the Non-Compete Covenant for the Non-Competition Period is manifestly reasonable upon its face and that it is reasonable as to time and is not greater than is required for the reasonable protection of Purchaser and the Company in light of the substantial harm that Purchaser would suffer should Gebbia breach the Non-Compete Covenant. Gebbia further agrees that the nature, kind and character of the Non-Compete Covenant are reasonably necessary to protect the business of the Company Group as currently conducted.

6. Non-Disparagement. Gebbia agrees that it shall not, and shall cause its Affiliates not to, make any negative, defamatory, disparaging or derogatory statement, remark, comment or communication regarding the Purchaser, its business or any of its Affiliates or employees. Purchaser agrees that it shall not, and shall cause its Affiliates not to, make any negative, defamatory, disparaging or derogatory statement, remark, comment or communication regarding Gebbia or any of Gebbia’s Affiliates or business ventures. The provisions of this Section 6 shall not prevent any Person from responding truthfully to a court order, subpoena, government audit or investigation or as otherwise required by law or from providing truthful testimony in a dispute involving any of the Purchaser, Gebbia and their respective Affiliates and business ventures.

7. Confidentiality. Gebbia shall not disclose or use at any time, and will cause each of its Affiliates not to use or disclose at any time, any confidential information provided by Purchaser or its Affiliates in connection with the Transactions (the “Confidential Information”); provided that Gebbia may use the Confidential Information in connection with the Transactions, and may disclose the Confidential Information to its Representatives who have a need to know such Confidential Information in connection with the Transactions and are bound by duty to Gebbia or an agreement with Gebbia to keep the Confidential Information confidential. Gebbia further agrees to take appropriate steps (and to cause each of its Affiliates to take appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. In the event Gebbia or any of its Affiliate is required by Law to disclose any Confidential Information, Gebbia shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Gebbia shall cooperate with Purchaser and the Company, but shall not be required to incur expenses, to preserve the confidentiality of such information consistent with applicable Law. Confidential Information shall not include information that (a) at the time of disclosure to Gebbia, is generally available to the public; (b) after disclosure to Gebbia, becomes generally available to the public, other than as a result of a breach of this Agreement by Gebbia or any other party; (c) Gebbia can establish was already in her possession at the time the information was received from Purchaser or its Affiliates, provided that the source of the information was not known by Gebbia to be bound by an obligation of confidentiality to Purchaser or any other party with respect to such information; (d) Gebbia receives from a third party, provided that the source of the information was not known by Gebbia to be bound to an obligation of confidentiality to Purchaser or any other party with respect to such information; and (e) Gebbia can establish was developed independently by Gebbia without use, directly or indirectly, of any Confidential Information. This Section 7 shall terminate at the end of the two (2) year period following the Closing under the Second Tranche Agreement.

8. Company Stockholder Meeting. For the purposes of Section 4.4 of the Second Tranche Agreement, Gebbia shall reasonably cooperate with the Company in the Company’s efforts to solicit or cause to be solicited from the Company’s stockholders proxies in favor of the issuance of the Second Tranche Shares in accordance with the Second Tranche Agreement and to secure the Requisite Stockholder Approval.

9. Reasonable Efforts to Cooperate. Subject to and in furtherance of the provisions of the Tranches Agreements, including without limitation, the covenants of the Company and Purchaser set forth in Section 4.4 of the First Tranche Agreement and Section 4.6 of the Second Tranche Agreement, Gebbia shall use its reasonable efforts to cooperate with Purchaser and the Company in good faith to consummate and make effective the Transactions.

10. Representations and Warranties of Gebbia. Gebbia represents and warrants to Purchaser as of the Effective Date and as of the Closing as though made on the Closing Date as follows:

(a) The execution, delivery and performance by Gebbia of this Agreement do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Gebbia or the Company Group, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (iii) result in the creation of any encumbrance on any shares of Gebbia Stock (other than under this Agreement, the Tranches Agreements and the Ancillary Agreements (as defined in the First Tranche Agreement)).

(b) As of the Effective Date, Gebbia owns exclusively and has good and valid title to the shares of Gebbia Stock free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, and (ii) applicable securities Laws, and, as of the Effective Date, Gebbia has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such shares of Gebbia Stock, and Gebbia does not own, directly or indirectly, any other Common Stock. As an exception to the foregoing representation and warranty, Gebbia has granted to BCW Securities LLC a warrant to purchase up to 800,000 shares of the Gebbia Stock, on the terms and subject to the conditions set forth in such warrant.

(c) Gebbia has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Gebbia.

11. Representations and Warranties of Purchaser. Purchaser represents and warrants to Gebbia as of the Effective Date and as of the Closing as though made on the Closing Date as follows:

(a) The execution, delivery and performance by Purchaser of this Agreement do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Purchaser or (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person.

(b) Purchaser has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Purchaser.

12. Termination. Unless terminated earlier by mutual written agreement of the Parties, this Agreement shall automatically terminate upon the termination of the Second Tranche Agreement in accordance with its terms, except for the provisions in Section 6, which shall survive termination indefinitely.

13. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Transactions are consummated.

(b) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below or such other address for which notice has been given pursuant to this Section 13(b):

If to the Company:	Siebert Financial Corp.
535 Fifth Avenue, 4th Fl.
New York, New York 10017
	Attn:	Andrew Reich, CFO
	Email:	areich@siebert.com

With copy to:	Mitchell Silberberg & Knupp, LLP
2049 Century Park East, 18th Floor
Los Angeles, CA 90067
	Attn:	Mark Hiraide
	Email:	mth@msk.com.

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025-7019
	Attn:	Brad Finkelstein
Viq Shariff
	Email:	bfinkelstein@omm.com
vshariff@omm.com

If to Purchaser:	Kakaopay Corporation
166 Pangyoyeok-ro, 15th Fl. Tower B,
Bundang-gu, Seongnam-si,
Gyeonggi-do, Republic of Korea 13529
	Attn:	Hochul Shin
Dongyoup Oh
	Email:	simon.shin121@kakaopaycorp.com
dwhy.oh@kakaopaycorp.com

With copy to:	Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10022
	Attn:	Michael D. Helsel
Jang H. Yeo
Adam Namoury
	Email:	helselm@gtlaw.com
yeoj@gtlaw.com
adam.namoury@gtlaw.com

Shin & Kim LLC
D-Tower (D2), 17 Jongno 3-gil, Jongno-gu,
Seoul, Republic of Korea 03155
	Attn:	Young Joon Park
Hae Seong Ahn
James Kang
	Email:	yjopark@shinkim.com
hseahn@shinkim.com
jameskang@shinkim.com

If to Gebbia:	Siebert Financial Corp.
535 Fifth Avenue, 4th Fl.
New York, New York 10017
	Attn:	John G. Gebbia
	Email:	princhepes@aol.com

With copy to:	Sadis & Goldberg LLP
551 Fifth Avenue, 21st Floor
New York, NY 10176
	Attn:	Paul Marino
Robert Cromwell
	Email:	pmarino@sadis.com
rcromwell@sadis.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

(e) This Agreement shall be binding upon and inure solely to the benefit of each Party (and Purchaser’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The recitals in this Agreement constitute an integral part of the agreement of the Parties and are legally binding to the same extent as if the same were set forth in this Agreement.

(g) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts of the State of New York or, if that court does not have jurisdiction, any federal court located in the State of New York or any other New York state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives, to the fullest extent permitted by applicable Law, (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(h) This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN THE COUNTY OF NEW YORK, NEW YORK. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN NEW YORK, NEW YORK, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED HEREIN OR SUCH OTHER ADDRESS FOR WHICH NOTICE HAS BEEN GIVEN PURSUANT TO SECTION 13(B) AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE COMMON STOCK ISSUED AND SOLD PURSUANT HERETO OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew Reich
Name:	Andrew Reich
Title:	CFO

PURCHASER:

KAKAOPAY CORPORATION

By:	/s/ Won Keun Shin
Name:	Won Keun Shin
Title:	Chief Executive Officer

GEBBIA:

JOHN J. GEBBIA

By:	/s/ John J. Gebbia

[Signature page to Support and Restrictive Covenant Agreement]

Schedule I

John J. Gebbia

Gloria Gebbia

Richard Gebbia

John M. Gebbia

David Gebbia

Kimberly Gebbia

John & Gloria Gebbia Living Trust